Exhibit 99.1

Spherix Engages Hayden IR to Launch Proactive Market Awareness and Investor Relations Program

TYSONS CORNER, Va., April 16, 2014 /PRNewswire/ -- Spherix Incorporated (SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, today announced that it has retained Hayden IR, a respected national investor relations firm, to raise the visibility of Spherix and strengthen its relationships with the investment community.

“During the last six months, Spherix has acquired a highly valuable collection of intellectual property, including several patents which are considered ‘Standard Essential Patents’ to the Institute of Electrical and Electronics Engineers (“IEEE”) related to the movement of data packets on a Virtual Local Area Network,” commented Anthony Hayes, Chief Executive Officer of Spherix Incorporated. “In addition, we have assembled a proven management team and commenced efforts to monetize this intellectual property. We believe it is an ideal time in our Company’s evolution to retain a national investor relations firm to help us target and expand our investor audience and ensure we are communicating effectively with the investment community. We look forward to working with the team of professionals at Hayden IR to execute this important goal.”

With offices in New York, Phoenix, Minneapolis and Seattle, Hayden IR provides a comprehensive range of investor relations services to a growing list of clients. For more than a decade, Hayden IR has been a recognized leader in driving market recognition and creating sustainable competitive advantages for more than 2100 micro- and small-cap companies. Hayden delivers expertise and professionalism in such areas as investor management, relationship building, awareness campaigns, and corporate communications.

“Spherix is unique in this industry, and has assembled a diverse portfolio of valuable, technology rich intellectual property with multiple avenues for monetization,” commented Peter Seltzberg, Regional Vice President of Hayden IR. “Because several of these patents have been asserted as Standard Essential, and because they impact a large number of established and emerging technology companies, we believe this portfolio is highly valuable. Revenue streams related to this intellectual property includes licensing the patents for cash or equity, or lawsuits to recover damages. Already, Spherix has commenced patent litigation against Cisco Incorporated, VTech, Uniden, T-Mobile and AT&T.  Hayden IR looks forward to bringing this unique opportunity to the professional investment community, and helping the proven management team at Spherix communicate the company’s progress in the coming months.”

Spherix’s portfolio of 101 patents and patent applications were initially developed by Nortel Communications, and subsequently acquired by Rockstar Patent Consortium, a consortium of leading technology companies, formed in 2011 to purchase the Nortel bankruptcy patents at auction for $4.5 billion. Rockstar sold a subset of these patents to Spherix during 2013. In February 2014, Spherix was notified that an additional patent application had been issued.

About Spherix
Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein, including the Prospectus filed under Rule 424B3 filed February 19, 2014 with the SEC. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations
Phone: (703) 992-9325
Email:info@spherix.com

Hayden IR
Peter Seltzberg, Vice President
Phone: (646) 415-8972
Email: peter@haydenir.com